UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

November 29, 2017

Date of Report (Date of earliest event reported)

LENNAR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-11749	95-4337490
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Northwest 107th Avenue, Miami, Florida 33172

(Address of principal executive offices) (Zip Code)

(305) 559-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On November 29, 2017, Lennar Corporation (the “Company”) completed the sale of $300 million aggregate principal amount of its 2.95% Senior Notes due 2020 (the “2020 Notes”) and $900 million aggregate principal amount of its 4.75% Senior Notes due 2027 (the “2027 Notes” and, together with the 2020 Notes, the “Notes”). The Notes were sold to “qualified institutional buyers” as defined in Rule 144A under the Securities Act of 1933, as amended (the “Act”), and non-U.S. persons outside the United States under Regulation S under the Act, have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The Company received net proceeds of approximately $1.19 billion from the sale of the Notes, after deducting the initial purchaser discount and certain expenses of the offering, which the Company intends to use to fund a portion of the cash consideration payable by the Company in connection with the Merger (as defined below), to pay expenses related to the Merger and for general corporate purposes. As previously announced, on October 29, 2017, the Company, CalAtlantic Group, Inc. (“CalAtlantic”) and a subsidiary of the Company (“Merger Sub”) entered into an agreement pursuant to which CalAtlantic, subject to specified conditions, will be merged with and into Merger Sub (the “Merger”). If (i) the consummation of the Merger does not occur on or before August 31, 2018 or (ii) prior to August 31, 2018, the Company notifies the Trustee (as defined below) that the Company will not pursue the consummation of the Merger, the Company will be required to redeem all the outstanding Notes at a redemption price equal to 101% of the principal amount of the Notes plus accrued and unpaid interest to, but not including, the date of such redemption.

The Notes are governed by an Indenture (the “Indenture”), dated as of November 29, 2017, by and among the Company, a number of its subsidiaries as guarantors and The Bank of New York Mellon, as trustee (the “Trustee”). Interest on the 2020 Notes will accrue at the rate of 2.95% per annum from November 29, 2017, and will be payable semi-annually on May 29 and November 29 of each year, commencing May 29, 2018. The 2020 Notes will mature on November 29, 2020, subject to earlier redemption or repurchase. Interest on the 2027 Notes will accrue at the rate of 4.75% per annum from November 29, 2017, and will be payable semi-annually on May 29 and November 29 of each year, commencing May 29, 2018. The 2027 Notes will mature on November 29, 2027, subject to earlier redemption or repurchase. The Notes are guaranteed by most, but not all, of the Company’s subsidiaries, but the guarantee by particular subsidiaries may be suspended or terminated under some circumstances.

The above description of the Notes and the Indenture is qualified in its entirety by reference to the full text of the Indenture (including the forms of Notes included therein), a copy of which is filed as Exhibit 4.1 hereto.

On November 29, 2017, the Company and the initial purchasers of the Notes entered into a registration rights agreement (the “Registration Agreement”) regarding the Notes pursuant to which the Company agreed, among other things, to file an exchange offer registration statement with the Securities and Exchange Commission.

The foregoing description of the Registration Agreement is qualified in its entirety by reference to the full text of the Registration Agreement, a copy of which is filed as Exhibit 4.2 hereto.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Document

4.1	Indenture, dated as of November 29, 2017, among Lennar Corporation, each of the guarantors identified therein and The Bank of New York Mellon, as trustee, including the form of 2.95% Senior Notes due 2020 and the form of 4.75% Senior Notes due 2027—Filed herewith.

4.2	Registration Agreement, dated as of November 29, 2017, among the Company, each of the guarantors identified therein, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, Mizuho Securities USA LLC, RBC Capital Markets, LLC and Wells Fargo Securities, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 30, 2017	Lennar Corporation

	By:	/s/ Bruce Gross
	Name:	Bruce Gross
	Title:	Vice President and Chief Financial Officer